Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

OKLAHOMA ACQUISITION CORP.,

THE MEMBERS OF TECHRIZON, LLC,

AND

THE SELLERS’ REPRESENTATIVE

Dated as of April 1, 2007

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ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	43
4.1	Organization	43
4.2	Authority Relative to this Agreement	43
4.3	No Conflicts	43
4.4	Brokers; Third-Party Expenses	44
ARTICLE 5	ADDITIONAL AGREEMENTS	44
5.1	Confidentiality	44
5.2	Indemnification by company of managers and officers	45
5.3	Certain Tax Matters	45
5.4	Accounts Receivable	47
5.5	Satisfaction of UAR Payments	47
ARTICLE 6	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS, INDEMNIFICATION	48
6.1	Survival of Representations, Warranties, Covenants and Agreements	48
6.2	Indemnification	48
6.3	Indemnification Procedures	50
6.4	Further Limitations on Remedies	51
6.5	Adjustment to Purchase Price	51
6.6	Sole Remedy	51
ARTICLE 7	MISCELLANEOUS PROVISIONS	51
7.1	Notices	51
7.2	Entire Agreement	53
7.3	Amendment	53
7.4	Further Assurances; Post-Closing Cooperation	53
7.5	Waiver	53
7.6	Third-Party Beneficiaries	53
7.7	No Assignment; Binding Effect	53
7.8	Headings	54
7.9	Invalid Provisions	54
7.10	Governing Law	54
7.11	Submission to Jurisdiction	54
7.12	Construction	54
7.13	Counterparts	55
7.14	Specific Performance	55
7.15	Sellers’ Representative	55
7.16	Publicity	55
7.17	Waiver of Jury Trial	56

EXHIBIT A — Escrow Agreement

EXHIBIT B — Form of Legal Opinion

EXHIBIT C-1 — Form of Non-competition Agreement

EXHIBIT C-2 — Form of Member Release

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of April 1, 2007 (the “Closing Date”), by and among Oklahoma Acquisition Corp., a Delaware corporation (the “Purchaser”), the members of Techrizon, LLC, an Oklahoma limited liability company (the “Company”), listed on the signature pages hereof (each, a “Seller” and collectively, the “Sellers”) and Bill W. Burgess, Jr., David S. Aldrich, and Thomas J. Ferrara, as the exclusive agents of the Sellers in accordance with Section 7.15 hereof (the “Sellers’ Representative”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

A.            The Sellers are the beneficial and record owners of all of the issued and outstanding membership interests (the “Interests”) of the Company.

B.            The Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, all of the Interests for the consideration, and upon the terms and subject to the conditions, set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

C.            The Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, and subject to and on the terms and conditions set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.   As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, complaint, investigation, proceeding, arbitration or litigation, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, license, or permit, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any spouse of such Person.

“Books and Records” means all files, documents, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, ledgers, deeds, title policies, minute books, documents relating to the ownership of the Interests, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Purchaser) that is restricted by agreement or applicable Law from being disclosed to Purchaser and/or any other Persons.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, or Assets and Properties of the Company.

“Closing” means the closing of the transactions contemplated hereby and by the other Transaction Documents on the Closing Date, and shall be deemed to have occurred at 12:01 a.m., Eastern time, on the Closing Date.

“Company Disclosure Schedule” means the schedules delivered to Purchaser by or on behalf of the Sellers, in connection with this Agreement, and identified as such on the title page thereto.

“Company Intellectual Property” means any Intellectual Property that (a) is owned by the Company or (b) is licensed to the Company.

“Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, including any Government Contract.

 “Direct Costs” means, as defined in FAR Section 2.101, any cost that is identified specifically with a particular final cost objective.  Direct costs are not limited to items that are incorporated in the end product as material or labor.  Costs identified specifically with a contract are direct costs of that contract.  All costs identified specifically with other final cost objectives of the contractor are direct costs of those cost objectives.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, and the Solid Waste Disposal Act.

“Equity Equivalents” means securities (including Options to purchase any Interests) which, by their terms, are or may be exercisable, convertible or exchangeable for or into Interests or other securities at the election of the holder thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among Purchaser, Sellers’ Representative and the Escrow Agent, in the form attached hereto as Exhibit A.

“Estimated Working Capital” means the good faith estimate of the Working Capital of the Company as of 12:01 a.m., Eastern time, on the Closing Date, in the amount of $2,529,329.72 calculated as set forth in Schedule 2.3(c).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Government” means the government of the United States of America, its agencies and instrumentalities; the government of any state of the United States of America, its agencies and instrumentalities; and any local government located within the United States of America, its agencies and instrumentalities.

“Government Bid” means any proposal or offer, solicited or unsolicited made by Company prior to the Closing Date which, if accepted, would result in a Government Contract.

A Government Bid: (i) includes any proposal or offer made by the Company that has been accepted by the Company but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by the Company that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, blanket purchasing agreement, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, that is currently active in performance or that have otherwise not been closed out and released with no further liability to the Company, or that had been active in performance at any time in the five (5) year period prior to the Closing Date, between Company, on the one hand, and (i) any Governmental or Regulatory Authority, (ii) any prime contractor of a Governmental or Regulatory Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental or Regulatory Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, department or agency, or any court, authority, tribunal, administrative hearing body, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Indebtedness” of any Person means all financial obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, accrued vacations, accrued wages or other accruals incurred in the ordinary course of business and taken into account in determining any adjustment to the Purchase Price in accordance with Section 2.3), (iv) under capital leases classified as such under GAAP or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

 “Indirect Costs” means, as defined in FAR Section 2.101, any costs not directly identified with a single final cost objective, but identified with two or more final cost objectives or with at least one intermediate cost objective.

“Intellectual Property” means all trademarks and trademark rights (whether or not registered), trade names and trade name rights, service marks and service mark rights (whether or not registered), service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights (statutory or registered), mask work rights, moral rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, proprietary techniques, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any right to enforce confidential treatment of information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for, registrations of any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships and limited liability companies, and mortgage loans owned or held by a Person.

“Law” or “Laws” means any law, statute, Order, rule, regulation, or ordinance of any Governmental or Regulatory Authority.

“Legal and Investment Banking Fees” means all amounts in respect of legal and investment banking fees and expenses through and including the Closing.

 “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Manager” means any Person vested with the right or power, alone or together with other Persons, to manage the affairs, property and/or business of a limited liability company and, with respect to the Company, means any Person vested with such right or power pursuant to Section 18 of the Operating Agreement.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right (including, with respect to the Company, the UARs), unsatisfied preemptive rights, calls or commitments or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or Managers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Liens” means any (a) mechanic’s, materialmen’s and similar Liens, (b) Liens for Taxes not yet due and payable and (c) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), and (b) any other plan or employment, severance or other agreement, arrangement or policy of the Company or any of its ERISA Affiliates providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, as to which any of the Company or any member of the same controlled group of trades or businesses as the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions or has any Liabilities thereunder, whether formal or informal, written or oral, for the benefit of any director, Manager, officer, consultant or employee, whether active or terminated.

“Registered Intellectual Property” means all federal, state, local, international and foreign:  (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, and applications to register trademarks and servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) registered domain names and applications to register domain names.

“Subsidiary” means any Person in which the Company or Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Oklahoma.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar charge, fee, levy or impost of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and any other documents, certificates or instruments executed or delivered in connection with the transactions contemplated hereby.

“Transaction Expenses” means the aggregate fees, costs, expenses and obligations incurred by or on behalf of the Company or for which the Company is liable in connection with the transactions contemplated by the Transaction Documents, including all amounts in respect of accounting, tax, and other similar fees and expenses through and including the Closing; provided, however, that Transaction Expenses shall not include Legal and Investment Banking Fees.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Internal Revenue Code, as amended from time to time, and including corresponding provisions of succeeding regulations.

“UARs” means all interests granted to certain employees of the Company and certain other Persons pursuant to the 2001 Unit Appreciation Rights Option Plan.

“Unallowable Costs” means, as defined in FAR 2.101, any cost that, under the provisions of any pertinent law, regulation, or contract, cannot be included in prices, cost-reimbursements, or settlements under a Government Contract to which it is allocable.

1.2           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words (including terms defined herein) using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(b)           When used herein, the phrases “to the knowledge of” any Person or “known to” any Person, or any similar phrases or words, mean (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the officers, directors or Managers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry.

ARTICLE 2
THE ACQUISITION

2.1           The Acquisition; Deliveries.

(a)           Purchaser hereby purchases and acquires from each of the Sellers, and each of the Sellers hereby sells and transfers to Purchaser, the Interests set forth in Schedule 2.1(a) across from such Seller’s name for and in exchange of the portion of the Purchase Price (as defined in Section 2.2 hereof) payable to each such Seller as set forth in Schedule 2.1(a).

(b)           Simultaneously with the execution hereof, the Sellers have delivered to Purchaser:

(i)            the Company’s Books and Records relating to the ownership of the Interests, minute books, company seal and all of its similar company materials;

(ii)           copies of the Approvals listed on Schedule 3.5(c) and Schedule 3A.3(c) of the Company Disclosure Schedule, in form and substance reasonably satisfactory to the Purchaser;

(iii)          a certificate from an authorized officer of the Company attaching and certifying: (A) the Company’s Articles of Organization, certified by the Secretary of State of Oklahoma as of a recent date; (B) the Company’s Operating Agreement; (C) a certificate of the Secretary of State of Oklahoma as of a recent date as to the legal existence and good standing of the Company; and (D) evidence as of a recent date of the qualification of the Company as a foreign limited liability company in the jurisdictions listed on Schedule 3.1 of the Company Disclosure Schedule;

(iv)          a legal opinion, in the form attached hereto as Exhibit B, from Bingham McCutchen LLP, counsel to the Company and the Sellers;

(v)           the Escrow Agreement, executed by the Sellers’ Representative;

(vi)          evidence in form and substance reasonably satisfactory to the Purchaser that all Indebtedness of the Company has been fully paid off and discharged and all Liens securing any such Indebtedness have been terminated and released, and that all Legal and Investment Banking Fees have been fully paid off and discharged;

(vii)         non-competition agreements and member releases in the forms attached hereto as Exhibits C-1 and C-2, respectively, from those members of the Company listed on Schedule 2.1(b)(vii) hereof;

(viii)        an executed unanimous written consent of the Company’s Manager Board dated prior to Closing providing for the termination prior to Closing of any Company Plan which provides benefits under Code Section 401(a) or (k), 100% vesting of any participant Plan accounts as of the Plan termination and the discontinuation of any contributions to such Plan for any periods on or after the Plan’s termination; and

(ix)           an affidavit of non-foreign status that complies with Treasury Regulation section 1.1445-2(b)(2) from each Seller.

(c)           Simultaneously with the execution hereof, the Purchaser has delivered:

(i)            to the Sellers’ Representative, the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(ii)           to the Escrow Agent, (A) Three Million Dollars ($3,000,000) (such initial escrow amount or, following release of funds as contemplated herein and in the Escrow Agreement, such reduced escrow amount, as the case may be, in each case together with any and all interest and/or earnings thereon, being the “Escrow Amount”), by wire transfer of immediately available funds to such interest bearing bank account as per written instructions of the Purchaser and Sellers, given to the Escrow Agent at least three (3) Business Days prior to the Closing Date, pursuant to the terms and conditions of the Escrow Agreement and Section 2.4 hereof, and (B) the Escrow Agreement, executed by the Purchaser;

(iii)          to the recipients of the Company’s Legal and Investment Banking Fees identified on Schedule 2.1(c)(iii), the amounts set forth opposite such recipients’ names on such Schedule (in an aggregate amount equal to $200,000), by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the Sellers, given to Purchaser at least three (3) Business Days prior to the Closing Date;

(iv)          to the Company’s payroll account, on behalf of the holders of UARs, an aggregate amount of $1,718,705.64, by wire transfer of immediately available funds to such bank account, to be distributed to such holders of UARs as set forth on Schedule 2.1(c)(iv) and in accordance with Section 5.5;

(v)           to the Sellers’ Representative on behalf of the Sellers, the remaining portion of the Purchase Price in the aggregate amount of $25,410,624.08 as set forth on Schedule 2.1(c)(v), by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the Sellers’ Representative, given to Purchaser at least three (3) Business Days prior to the Closing Date, which Sellers’ Representative will distribute to the Sellers promptly following receipt in accordance with Schedule 2.1(c)(v); and

(vi)          to the Sellers’ Representative, copies of the Approvals listed on Schedule 4.3(c), in form and substance reasonably satisfactory to the Sellers’ Representative.

2.2           Purchase Price.  For and in consideration of the Interests, the Purchaser hereby delivers the consideration set forth in Sections 2.1(c)(ii) through (v) above, in the aggregate amount of $30,329,329.72 (collectively, the “Purchase Price”).  The Purchase Price shall be subject to adjustment after the Closing in accordance with Section 2.3(c).

2.3           Adjustment to Purchase Price.

(a)           Within forty-five (45) days after the Closing Date, Purchaser shall prepare or cause to be prepared and shall deliver to the Sellers’ Representative (i) a balance sheet of the Company as of 12:01 a.m., Eastern time, on the Closing Date prepared in accordance with GAAP (except for the absence of notes) and (ii) a statement setting forth a detailed calculation of the Working Capital as of 12:01 a.m., Eastern time, on the Closing Date, prepared on the basis of such balance sheet (together, the “Closing Working Capital Statement”).  For purposes hereof, “Working Capital” means current assets of the Company less current liabilities of the Company (including all Taxes and other amounts required by applicable Law to be withheld or paid in connection therewith, but excluding any liability in respect of the outstanding UARs), determined in accordance with GAAP, applied on a basis consistent with the Company’s past practice (to the extent consistent with GAAP).  The Seller’s Representative and any representative thereof shall be given reasonable access to the Books and Records of the Company to determine if the Sellers’ Representative has any objection to the Closing Working Capital Statement.  If within fifteen (15) days following delivery of the Closing Working Capital Statement, the Sellers’ Representative does not give Purchaser written notice of the Sellers’ objection to the Closing Working Capital Statement (which such notice must contain a statement of the basis of the

Sellers’ objection), then the Closing Working Capital Statement shall be conclusive and binding on the parties.

(b)           If the Sellers’ Representative gives Purchaser a timely written notice of objection to the Closing Working Capital Statement, and if the parties are unable to resolve the Sellers’ objections within fifteen (15) days following such objection, then the issue(s) in dispute will be submitted to the Company’s Auditor for resolution.  The determination of the Company’s Auditor shall be set forth in a written notice delivered to Purchaser and the Sellers’ Representative by the Company’s Auditor and will be conclusive and binding on the parties.  Purchaser and Sellers will each bear fifty percent (50%) of the fees and expenses of the Company’s Auditor for such determination.

(c)           At such time as the Closing Working Capital Statement is finally determined pursuant to Section 2.3(a) or Section 2.3(b), as the case may be, if the Working Capital shown on the Closing Working Capital Statement is:

(i)            less than the Estimated Working Capital (the amount of such shortfall being referred to as the “Post-Closing Working Capital Shortfall”), then Purchaser and Sellers’ Representative promptly shall jointly instruct the Escrow Agent in writing to pay (A) to Purchaser a portion of the Escrow Amount equal to the Post-Closing Working Capital Shortfall and (B) to the Sellers’ Representative (on behalf of the Sellers) an amount equal to $1,000,000 minus the Post-Closing Working Capital Shortfall (provided that Post-Closing Working Capital Shortfall is not equal to or greater than $1,000,000), and the Escrow Agent shall pay such amount(s) within ten (10) Business Days after Purchaser and Sellers’ Representative deliver such written instructions; provided, however, that if the Post-Closing Working Capital Shortfall exceeds the Escrow Amount, then the Sellers shall pay to Purchaser the amount by which the Post-Closing Working Capital Shortfall exceeds the Escrow Amount in cash within such ten (10)-Business Day time period; and

(ii)           greater than or equal to the Estimated Working Capital (the amount of such excess being referred to as the “Post-Closing Working Capital Surplus”), the Purchaser shall pay to the Sellers such Post-Closing Working Capital Surplus in cash within ten (10) Business Days after such final determination, and Purchaser and Sellers’ Representative promptly shall jointly instruct the Escrow Agent in writing to pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to $1,000,000, and the Escrow Agent shall pay such amount(s) within ten (10) Business Days after Purchaser and Sellers’ Representative deliver such written instructions.

2.4           Escrow Amount.

(a)           On the Closing Date, Purchaser shall pay to the Escrow Agent the Escrow Amount in cash payable by wire transfer of immediately available funds for deposit in an escrow account in accordance with the terms and conditions of the Escrow Agreement.  The Escrow Amount shall serve as security for the payment, if any, of (i) the Sellers’ indemnification obligations under Article 6 hereof, and (ii) Sellers’ obligations, if any, under Section 2.3(c)(i)

hereof, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b)           If Purchaser makes any claim on behalf of itself or any other Purchaser Indemnified Party for indemnification by Sellers prior to the Escrow Release Date, Purchaser shall deliver written notice to Sellers’ Representative and the Escrow Agent (a “Claim Notice”), which Claim Notice shall (i) describe in general terms the facts upon which Purchaser, on behalf of itself or any other Purchaser Indemnified Party, makes such claim and state a good faith estimate of Loss(es) subject to the indemnification obligations of Seller under Article 6 hereof, and (ii) specify the amount of the Escrow Amount that Purchaser seeks to have released from escrow in connection with such claim (the “Claim Amount”).

(c)           Within fourteen (14) days after receipt of a Claim Notice from Purchaser seeking payment from the Escrow Amount, Sellers’ Representative shall deliver written notice to Purchaser and the Escrow Agent (a “Response Notice”), which Response Notice shall either (i) state that Sellers do not object to the Claim Notice and instruct the Escrow Agent to disburse the Claim Amount to Purchaser, or (ii) state that Sellers dispute the Claim Notice and all or a portion of the Claim Amount.  If the Response Notice states that Sellers dispute the Claim Notice and all or a portion of the Claim Amount, then the Escrow Agent shall disburse that portion (if any) of the Claim Amount not in dispute to Purchaser, but shall not disburse that portion of the Claim Amount in dispute until the dispute is resolved in accordance with Section 2.4(d).

(d)           If Sellers object to a Claim Notice, then Purchaser and Sellers’ Representative shall negotiate in good faith to agree upon how to handle the Claim Notice and, if successful in reaching agreement on such Claim Notice, shall jointly deliver to the Escrow Agent a written notice executed by Purchaser and Sellers’ Representative (a “Joint Written Notice”), which Joint Written Notice shall direct the Escrow Agent how to proceed with respect to the disputed Claim Notice.  If Purchaser and Sellers’ Representative are unable to agree on how to handle the disputed Claim Notice within thirty (30) days after the date Purchaser receives the Response Notice from Sellers’ Representative (or if Sellers’ Representative does not deliver a Response Notice within fourteen (14) days after receipt of a Claim Notice), then either Purchaser or Sellers’ Representative shall be entitled at any time thereafter to initiate an Action or Proceeding with respect to such Claim Notice in accordance with and subject to Section 7.11 of this Agreement.  At such time as a final, non-appealable judgment is rendered in connection with any such Action or Proceeding, the prevailing party in the Action or Proceeding shall deliver to the Escrow Agent and the non-prevailing party written notice (a “Judicial Decision Notice”), which Judicial Decision Notice shall notify the Escrow Agent of the outcome of the final, non-appealable judgment and instruct the Escrow Agent what action to take in accordance with such judgment; provided that at any time prior to any such judgment being rendered, Purchaser and Sellers’ Representative may settle or otherwise resolve any such Action or Proceeding or disputed Claim Notice, and upon such settlement or other resolution shall deliver jointly to the Escrow Agent a Joint Written Notice directing the Escrow Agent how to act with respect to the disputed Claim Notice.

2.5           Escrow Release.  Subject to the terms and provisions of this Section 2.5, on the first anniversary of the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse to the Sellers’ Representative (on behalf of the Sellers) the remaining Escrow Amount, if any.  In the event, however, that Seller has received, on or before the Escrow Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the Escrow Amount to Purchaser, the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved.  As soon as any dispute with respect to such Claim Amount has been resolved, the Escrow Agent shall be instructed to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to Purchaser, and the Escrow Agent shall disburse the entire remaining portion of the Escrow Amount, if any, to Sellers.

2.6           Purchase Price Allocation.  The parties hereto agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) paid and/or assumed by the Purchaser pursuant to its purchase of the Interests, which purchase will be treated as a purchase of the Company’s assets for U.S. federal income tax purposes, shall be allocated among the assets of the Company for Tax purposes as shown on Schedule 2.6, subject to adjustment based on any adjustment of the Purchase Price after the Closing in accordance with Section 2.3(c).  The parties hereto shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, jointly and severally, hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, as follows:

3.1           Organization and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Oklahoma and has full limited liability company power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties.  Schedule 3.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business and is in good standing as a foreign limited liability company.  The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.  The copies of the articles of organization and the operating agreement of the Company previously delivered to the Purchaser, in each case as amended through the Closing (the “Articles of Organization” and the “Operating Agreement,” respectively), are true, complete and correct.  The Company is not in violation of any provisions of its Articles of Organization or Operating Agreement.

3.2           Membership Interests.

(a)           Immediately prior to the consummation of the Acquisition, all of the authorized, issued and outstanding Interests are lawfully owned, beneficially and of record, by the Sellers.  The Company has no other authorized, issued or outstanding Interests.  Except as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, there are no existing Options relating to (i) the Interests of the Company or (ii) any Equity Equivalents.

(b)           Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Interests, upon delivery by the Purchaser of the payment required by Section 2.1(c)(v) to the Sellers’ Representative pursuant to written wire transfer instructions previously provided to the Purchaser, the Purchaser shall own good and valid title to the Interests, free and clear of all Liens, other than those arising from acts of the Purchaser and its Affiliates.

(c)           Upon performance of Purchaser’s obligation under Section 5.5 hereof, the UARs shall be extinguished.

(d)           No debt securities of the Company are issued and outstanding.

3.3           No Subsidiaries.  The Company has no Subsidiaries and does not otherwise hold any Investment Assets in any Person.

3.4           Members, Managers and Officers.  The names and positions with the Company of each member, Manager and officer of the Company on the Closing Date are listed in Schedule 3.4 of the Company Disclosure Schedule.  No claim for indemnification against the Company has been made by any current or former member, Manager, officer or other employee of the Company and, to the knowledge of the Company or the Sellers, no basis exists for any such claim for indemnification.

3.5           No Conflicts. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s Articles of Organization or Operating Agreement;

(b)           following the obtaining of the Approvals disclosed in Schedule 3.5(c) of the Company Disclosure Schedule, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

(c)           following the obtaining of the Approvals disclosed in Schedule 3.5(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any Approval as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the Company’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

The Approvals listed in Schedule 3.5(c) of the Company Disclosure Schedule, copies of which have been delivered to the Purchaser pursuant to Section 2.1(b)(ii), have not been withdrawn, suspended or conditioned.

3.6           Company Financial Statements.  Schedule 3.6 of the Company Disclosure Schedule attaches (a) the audited balance sheets of the Company as at December 31, 2006, December 31, 2005 and December 31, 2004 and the related statements of income for the twelve (12) month periods ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Company Audited Financials”) and (b) the unaudited balance sheets of the Company as at January 31, 2007 and February 28, 2007 and the related statements of income for the periods then ended (the “Company Unaudited Financials” together with the Company Audited Financials, the “Company Financials”).  The Company Audited Financials have been prepared in accordance with GAAP, applied on a basis consistent with past practice of the Company (to the extent consistent with GAAP).  The Company Financials are complete and correct, are in accordance with the Books and Records of the Company and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein (subject, in the case of the Company Unaudited Financials to normal, recurring and year-end audit adjustments and the exclusion of footnotes).  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a basis consistent with past practice of the Company and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

3.7           Books and Records; Organizational Documents.  Copies of the minute books and record books reflecting the ownership of the Interests and meetings and written consents in lieu of meetings of the members, Managers and committees of the board of Managers of the Company from the date of formation of the Company through the Closing (a) have been provided or made available to Purchaser or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all material respects.

3.8           Absence of Changes.  Since December 31, 2006, except as set forth in Schedule 3.8 of the Company Disclosure Schedule, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of the Company.  In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Schedule 3.8 of the Company Disclosure Schedule, since December 31, 2006:

(a)           other than with Purchaser, the Company has not entered into any Contract or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b)           the Company has not altered, or entered into any Contract or other commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the Closing Date;

(c)           the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

(d)           there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of any of the Contracts set forth or described in the Company Disclosure Schedule;

(e)           the Company has not entered into any material transaction with any officer, member, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to Purchaser in Schedule 3.8(e) or Schedule 3.20(a) of the Company Disclosure Schedule or other than pursuant to any Contract of employment listed in Schedule 3.17(a) of the Company Disclosure Schedule;

(f)            the Company has not entered into or amended any Contract pursuant to which any other Person is granted production, marketing, distribution, licensing or similar rights of any type or scope with respect to any products or services of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

(g)           no Action or Proceeding has been commenced or, to the knowledge of the Company or the Sellers, has been threatened, by or against the Company;

(h)           except as disclosed on Schedule 3.8(h) of the Company Disclosure Schedule, the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, Interests or Equity Equivalents or property) in respect of any Interests or Equity Equivalents, or effected or approved any split, combination or reclassification of any Interests or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for Interests or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Interests or Equity Equivalents;

(i)            (i) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any Interests or Equity Equivalents, (ii) the Company has not modified or amended the rights of any holder of any outstanding Interests or Equity Equivalents, and (iii) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

(j)            there has not been any amendment to the Company’s Articles of Organization or Operating Agreement;

(k)           there has not been any transfer (by way of a Contract, License or otherwise) to any Person of rights to any Company Intellectual Property;

(l)            the Company has not made or agreed to make any material disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties, in the ordinary course of business of the Company consistent with past practice;

(m)          the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company consistent with past practice, and (ii) other acquisitions in an amount not exceeding Five Thousand Dollars ($5,000) in the case of any individual item or Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(n)           the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding Twenty-Five Thousand Dollars ($25,000);

(o)           the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Five Thousand Dollars ($5,000);

(p)           the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Five Thousand Dollars ($5,000), in any one case, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, of any Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since December 31, 2006;

(q)           the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company (other than delays in the ordinary course of the Company’s business consistent with past practices that will not have a material adverse effect on the Business or Condition of the Company), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are not material;

(r)            the Company has not incurred any Indebtedness or guaranteed any Indebtedness of any other Person, except as reasonably necessary for the ordinary operation of the Company’s business in a manner and in amounts consistent with past practices and has not issued or sold any debt securities of the Company, or guaranteed any debt securities of others, except as disclosed in Schedule 3.8(r) of the Company Disclosure Schedule;

(s)           the Company has not granted any severance or termination pay to any member, officer, employee or consultant;

(t)            except in each case as disclosed in Schedule 3.8(t) of the Company Disclosure Schedule, the Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former employee or independent contractor or consultant, (ii) granted or approved at all any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any officer or member of the Company or any other person whose compensation from the Company is or is expected to be One Hundred Thousand Dollars ($100,000) or more in the current fiscal year, or (iii) paid or agreed or made any commitment to pay any discretionary or stay bonus or any other bonuses, benefits or other forms of direct or indirect compensation to any employee, independent contractor, consultant, officer or member;

(u)           except as set forth on Schedule 3.8(u), the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, member, employee or consultant of the Company in the ordinary course of business) to any current or former officer, member, employee, independent contractor or consultant of the Company;

(v)           the Company has not increased, adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

(w)          the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, allocation of limited liability company expenses, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(x)            the Company has not commenced or terminated, or made any material change in, any line of business;

(y)           there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in the aggregate in an amount exceeding Twenty-Five Thousand Dollars ($25,000); or

(z)            none of the Sellers, their Affiliates, or the Company has agreed to or legally obligated itself to take any of the actions described above in this Section 3.8.

3.9           No Undisclosed Liabilities.  Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Schedule 3.9 of the Company Disclosure Schedule, the Company has no material undisclosed Liabilities required to be set forth on a balance sheet prepared in accordance with GAAP applied on a basis consistent with past practice.  As of the Closing and giving effect to the payments described in Section 2.1(c)(iii), all Indebtedness of the Company and all Legal and Investment Banking Fees have been fully paid off and discharged, and all Liens securing any such Indebtedness, if any, have been terminated and released.

3.10         Taxes.

(a)           The Company has properly prepared and timely filed all Tax Returns required to be filed.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due and payable or that are being contested by appropriate proceedings.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company has not received any notice of Tax deficiency or additional assessment from any Governmental or Regulatory Authority with respect to Liabilities for Taxes payable by the Company that has not been fully paid or finally settled.  No claim has ever been made by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, there are no Liens with respect to Taxes on any of the Assets and Properties of the Company other than Liens for Taxes not yet due and payable.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.  The amount set forth at Section 2.1(c)(iv) is sufficient for the extinguishment of the UARs in full and for any related administrative costs and expenses (including without limitation incremental payroll processing costs) and Taxes (including any withholding Tax and the employer’s share of FICA, FUTA and any other Taxes on the employer relating to such performance).

(c)           To the knowledge of the Company or the Sellers, there exists no reasonable basis for any Governmental or Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Except as set forth on Schedule 3.10(c) of the Company Disclosure Schedule, there are no pending or threatened audits, investigations, or disputes concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority or (ii) as to which the Company or the Sellers has or have knowledge based upon contact with any agent of any such Governmental or Regulatory Authority.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Schedule 3.10(c) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to Purchaser true, correct and complete copies of all federal income Tax Returns filed since January 1, 2004 and all formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.  The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a reportable transaction, as set forth in Treasury Regulation § 1.6011-4(b).

(d)           The Company is not a party to or bound by any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions).  The Company has not been, and will not be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) any installment sale or open transaction disposition made on or prior to the Closing Date; (D) any prepaid amount received on or prior to the Closing Date; or (E) the application of Section 263A of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.

(e)           The Company has no Liability for the Taxes of any Person other than the Company as a transferee or successor, by Contract, or otherwise.

(f)            The Company is not party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code or is not operated in accordance with such requirements.

(g)           From the date of its formation, the Company has been classified as a partnership for federal and all applicable state Tax purposes.

(h)           The Company is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(i)            None of the Sellers nor the Company has executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes of the Company.

(j)            The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Year-End Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns.

(k)           The Company is not party to or bound by any written ruling or agreement, or to the knowledge of the Company or the Sellers any other agreement, with any Governmental or Regulatory Authority which would have continuing effect in any Tax period of the Company for which a Tax Return has not yet been filed.

(l)            Schedule 3.10(l) of the Company Disclosure Schedule discloses all jurisdictions outside the United States in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(m)          Except as disclosed in Schedule 3.10(m) of the Company Disclosure Schedule, the Company is not party to any joint venture, partnership, or other arrangement or Contract that would be treated as a partnership for federal income Tax purposes.

3.11         Legal Proceedings.  Except as set forth in Schedule 3.11 of the Company Disclosure Schedule:

(a)           there are no Actions or Proceedings pending against the Company or, to the knowledge of the Company or the Sellers, threatened against the Company or adversely affecting the Company or any of its Assets and Properties in connection any of the Government Contracts listed or required to be listed on Schedule 3.18(a)(i);

(b)           to the knowledge of the Company or the Sellers there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding against the Company or any of its Assets and Properties; and

(c)           neither the Company nor any of the Sellers has received written notice, and do not otherwise have knowledge of any Orders outstanding against the Company.

Schedule 3.11 of the Company Disclosure Schedule sets forth all Actions or Proceedings against or, to the knowledge of the Company or the Sellers, threatened against the Company or any of its Assets and Properties during the three (3)-year period prior to the Closing Date.

3.12         Licenses and Registrations; Compliance with Laws and Orders.  The Company has all permits, authorizations, licenses, orders, registrations and approvals of, and has made all required registrations with, any Governmental or Regulatory Authority which are necessary for the Company to carry on its business as presently conducted (collectively, “Permits”).  Such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of the Company or the Sellers, threatened to revoke or limit any Permit.  The Company is in compliance in all material respects with the terms of such Permits.   The Company is in compliance in all material respects with applicable Laws and Orders.  The Company and the Sellers have not received any written communication, and to the knowledge of the Company or the Sellers, neither the Company nor any of the Sellers are aware of any communication from any Governmental or Regulatory Authority alleging, that the Company is not in compliance in any material respect with any applicable Law or Order.  Schedule 3.12 of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to compliance with any Law or Order.  The Company has not made any illegal payment to officers or employees of any Governmental or Regulatory Authority, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of the sales made or to be made by the Company.

3.13         Plans; ERISA.

(a)          All of the Plans of the Company and its ERISA Affiliates are listed on Schedule 3.13(a) of the Company Disclosure Schedule.  Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code or Section 501(a) of the Internal Revenue Code is so qualified and is subject to a current determination letter from the Internal Revenue Service regarding such qualification (or, where there is no determination letter but such Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled rely under applicable Internal Revenue Service procedures), which has been provided to Purchaser, and nothing has occurred which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.  No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code.  Neither the Company nor any of its ERISA Affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA.  Neither the Company nor any officer or member of the Company has incurred any Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA.  None of the Plans promises or provides medical or other welfare benefits subsequent to termination of employment to any person except as required by Internal Revenue Code Section 4980B and ERISA Sections 601 to 608 and any similar state laws.  Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Internal Revenue Code, which are applicable to such Plans.  No Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of the Company or the Sellers, is threatened against or with respect to any Plan or to the knowledge of the Company or the Sellers any fiduciary or service provider thereof and, to the knowledge of the Company or the Sellers, there is no basis for any such legal action, proceeding or investigation.  All reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished.  Except as disclosed on Schedule 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its

ERISA Affiliates is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time without incurring any Liability.

(b)           With respect to each Plan, the Sellers have delivered or made available (or have caused the Company to have delivered or made available) to the Purchaser accurate and complete copies, if applicable, of:  (i) all Plan texts and agreements and related trust agreements or insurance or annuity contracts; (ii) all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three most recent Forms 5500, if applicable, and annual reports, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination or opinion letter received from the IRS; and (vi) the most recent actuarial valuation.
(c)           With respect to each Plan: (i) no breach of fiduciary duty has occurred; (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption which has been furnished to Purchaser, and (iii) all contributions and premiums have been timely made as required under ERISA, the Code, other applicable Law and/or the terms of the respective Plan, or have been fully accrued on the Company’s or ERISA Affiliate’s financial statements and all benefits due through the Closing Date have been provided.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or increased benefit (including severance, unemployment compensation, bonus or otherwise) becoming due to any current or former member, officer, employee or consultant of the Company or ERISA Affiliate under any Plan or otherwise or (ii)  increase any benefits otherwise payable under any Plan.

(e)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.

(f)            To the extent applicable, the Company and its ERISA Affiliates have complied with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur or have occurred on or before the Closing Date with respect to any current or former employees of the Company or ERISA Affiliate and their respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

(g)           No communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Plan.  Except as provided in Section 3.13(i) below, the Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Plan or adopt any arrangement or program which, once established, would come within the definition of an Plan.  The Company has not undertaken to maintain any Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law.  The Company has no liability, including under any Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(h)           The Company does not have any plan, program or arrangement that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that has not since December 31, 2004 been operated and maintained in accordance with the requirements of Section 409A of the Code, the proposed Treasury Regulations thereunder, and Notice 2005-1 with respect to amounts subject to such requirements.

(i)            The Company’s Manager Board has executed a unanimous written consent dated prior to Closing providing for the termination prior to Closing of any Company Plan which provides benefits under Code Section 401(a) or (k), 100% vesting of any participant Plan accounts as of the Plan termination and the discontinuation of any contributions to such Plan for any periods on or after the Plan’s termination.

3.14         Real Property.

(a)           Schedule 3.14(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company the Company (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens, except for Permitted Liens, to which the Leased Real Property is subject.  True, correct and complete copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized and/or operated (the “Lease Documents”) have been made available to Purchaser and such Lease Documents are unmodified and in full force and effect.  The Company does not own any real property other than Company owned leasehold improvements, if any, on the Leased Real Property.

(b)           Subject to the terms of the Lease Documents, the Company has a valid leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases relating thereto.  Each Lease Document referred to in Schedule 3.14(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company, and of each other Person that is a party thereto, and except as set forth in Schedule 3.14(b) of the Company Disclosure Schedule, the Company is not in default thereunder, and the Company has received no written notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.

(c)           Except as disclosed in Schedule 3.14(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (i) comply with applicable Laws

(including Environmental Laws) and all applicable Liens, Approvals, and Contracts and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company or the Sellers, threatened against any of such real property or the improvements thereon.

3.15         Tangible Personal Property.  The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the date of the Company Financials, other than property disposed of since such date in the ordinary course of business consistent with past practice.  Except for Permitted Liens, all such tangible personal property (including plant, property and equipment) is owned by the Company free and clear of all Liens and is suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

3.16         Intellectual Property.

(a)           Schedule 3.16(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and all material (as determined by the Company) unregistered Company Intellectual Property that is owned by the Company, and lists any Actions or Proceedings pending as of the Closing Date before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Intellectual Property, except for official actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”).

(b)           The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property that is necessary for the Company to conduct its business in the ordinary course as currently conducted.  Each item of Intellectual Property and Registered Intellectual Property that is necessary for the Company to conduct its business in the ordinary course as currently conducted which is owned by the Company, is owned by the Company in its own name and is free and clear of any Liens other than Permitted Liens and as set forth on Schedule 3.16(d).

(c)           To the extent that any material Company Intellectual Property has been developed or created by any Person other than the Company, the Company has either (i) obtained ownership of all such Intellectual Property by operation of law or by valid written assignment of any such rights or (ii) has obtained a License for such Intellectual Property (as identified in Schedule 3.16(c)(ii) of the Company Disclosure Schedule).

(d)           Except as identified in Schedule 3.16(d) of the Company Disclosure Schedule, the Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

(e)           The Company Intellectual Property constitutes all the Intellectual Property necessary for the Company to conduct its business in the ordinary course as currently conducted.

(f)            Schedule 3.16(f) of the Company Disclosure Schedule lists (i) all Contracts and Licenses currently in effect to which the Company is a party (including all inbound Licenses, but excluding all commercially available off-the-shelf software purchased or licensed by the Company) with respect to any Intellectual Property necessary for the Company to conduct its business in the ordinary course as currently conducted, and (ii) all Contracts and Licenses in which the Company has licensed or permitted a Person to use any Company Intellectual Property.  Except as specifically identified in Schedule 3.16(f) of the Company Disclosure Schedule, no Person other than the Company has ownership rights to improvements made by the Company in Intellectual Property that has been licensed to the Company.

(g)           Except as disclosed in Schedule 3.16(g) of the Company Disclosure Schedule, to the knowledge of the Company or the Sellers, the operation of the business of the Company as currently conducted does not (i) infringe, violate or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States), or (iii) constitute unfair competition or an unfair or unlawful practice under any Law, and neither the Company nor any of the Sellers has received written notice from any Person claiming that such operation or any act, product, technology or service of the Company infringes, violates or misappropriates the Intellectual Property of any Person or constitutes unfair competition or unlawful practices under any Law, including, without limitation, written notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(h)           Each item of Company Intellectual Property is valid and subsisting, free of any Liens, other than the Permitted Liens and Licenses.  To the knowledge of the Company or the Sellers, the Company has the sole and exclusive right to file for and apply for patents, utility models, trademarks, service marks, domain names, and copyrights, and the sole and exclusive right to sue for past infringement, if any, in connection with any of the Intellectual Property owned by the Company, except to the extent limited by a Government Contract or License set forth on Schedule 3.16(d).  For each item of Company Registered Intellectual Property that is material to the Company’s business as currently conducted, all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

Schedule 3.16(h) of the Company Disclosure Schedule lists all actions, including, without limitation, Office Actions, that must be taken by the Company within ninety (90) days from the Closing Date, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(i)            To the knowledge of the Company or the Sellers, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(j)            Except as set forth in Schedule 3.16(j) of the Company Disclosure Schedule, the Company and the Sellers have taken commercially reasonable steps to protect the rights in confidential information and trade secrets as well as the potentially patentable inventions of the Company or provided by any other Person to the Company subject to a duty of confidentiality.

(k)           Except as set forth in Schedule 3.16(k), no Company Intellectual Property or product, technology or service of the Company is subject to any Contract, Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(l)            Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Company’s granting any rights or licenses with respect to the Company Intellectual Property to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.  As of the date hereof, the Company is not a party to any Contract or License pursuant to which it is obligated to pay any royalties to any third party after the Closing.

(m)          Schedule 3.16(m) of the Company Disclosure Schedule sets forth a list of all open source software used by the Company in and necessary for the Company to conduct its business.  The Company has all rights necessary to the use of such open source software, and except as set forth in Schedule 3.16(m), the software licensed or otherwise provided by the Company to any Person does not contain any open source software and the use, sale, or licensing of such software is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose the source code to any such Company software.

(n)           The products and services of the Company comply with all specifications and performance standards set forth in the product data sheets of the Company.  To the knowledge of the Company or the Sellers, there are no outstanding claims (or facts known to the Company that are likely to lead to a claim) for breach of warranties by the Company in connection with the foregoing.  All product or service performance comparisons heretofore furnished by the Company to customers or Purchaser are accurate as of the dates so furnished (except that, in the case of performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of performance comparisons superseded by a subsequent performance comparison furnished to the customer before the customer’s acquisition of a product or service covered by the superseded comparison, the superseding comparison shall be accurate and the superseded comparison shall be disregarded).

3.17         Contracts.

(a)           Schedule 3.17(a) of the Company Disclosure Schedule contains a true and complete list of each of the following Contracts, except Government Contracts, to which the Company is a party or by which any of its Assets and Properties are bound (true, correct and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement):

(i)            Contracts with any current or former officer, Manager, member, Affiliate, employee, consultant, or agent of the Company currently in effect;

(ii)           Contracts with any labor union or association representing any employee;

(iii)          Contracts for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause and require payment by the Company in excess of, or a series of payments which in the aggregate exceed, Ten Thousand Dollars ($10,000);

(iv)          Contracts for the sale of any of the Company’s Assets or Properties other than in the ordinary course of business consistent with past practice, or for the grant to any Person of any preferential rights to purchase any of its Assets or Properties that require payment to the Company in excess of, or a series of payments which in the aggregate exceed, Ten Thousand Dollars ($10,000);

(v)           Contracts that cannot be canceled by the Company with less than ninety (90) days’ notice without incurring Liability, premium or penalty in excess of, or a series of payments which in the aggregate exceed, Ten Thousand Dollars ($10,000);

(vi)          joint venture agreements;

(vii)         Contracts under which the Company agrees to indemnify any party or share Tax Liability of any party that are not subject to a cap on the amount of indemnification or sharing of Tax Liability;

(viii)        Contracts with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(ix)           Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(x)            Contracts relating to the acquisition by the Company of any operating business, substantially all of the assets of or the equity interests of any other Person;

(xi)           Contracts for the payment of fees or other consideration to any officer, Manager or Affiliate of the Company or to any other entity in which any of the foregoing has an interest;

(xii)          Contracts relating to the borrowing of money in excess of Ten Thousand Dollars ($10,000); and

(xiii)         Contracts with any Seller, their Affiliates or any entity in which any Seller or their Affiliates, individually or in the aggregate, own a controlling interest (other than the Company) or in which any Seller is a director, Manager, officer or employee thereof.

(b)           Each Contract to which the Company is a party or by which any of its Assets and Properties are bound, including without limitation each Contract required to be disclosed in Schedule 3.17(a) of the Company Disclosure Schedule, is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.  Except as disclosed in Schedule 3.17(b) of the Company Disclosure Schedule, there is no event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default under any Contract on the part of the Company or, to the knowledge of the Company or the Sellers, any other party thereto.

(c)           Except as disclosed in Schedule 3.17(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement.  At and after the Closing, the Company shall have and be entitled to exercise all of its rights under each Contract to which the Company is a party or by which any of its Assets and Properties are bound, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

(d)           Schedule 3.17(d) of the Company Disclosure Schedule lists the ten (10) largest customers of the Company on the basis of revenues collected or accrued for the fiscal year ended December 31, 2006.  Schedule 3.17(d) of the Company Disclosure Schedule lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased or accrued for the fiscal year ended December 31, 2006.  Except as disclosed in Schedule 3.17(d) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31,

2006 or, to the knowledge of the Company or the Sellers, has threatened to cease or materially reduce such purchases or sales or provision of services after the Closing.  Except as disclosed in Schedule 3.17(d) of the Company Disclosure Schedule, to the knowledge of the Company or the Sellers, none of the customers or suppliers set forth on Schedule 3.17(d) of the Company Disclosure Schedule is threatened with bankruptcy or insolvency.

3.18         Government Contracts.

(a)           (i)            Schedule 3.18(a)(i) of the Company Disclosure Schedule lists all current Government Contracts, and with respect to each such listed Government Contract, Schedule 3.18(a)(i) of the Company Disclosure Schedule accurately lists:  (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; (E) the contract’s ceiling value; (F) the contract’s funded value; and (G) as applicable, whether the current Government Contract is premised on the Company’s small business status, the Company’s status as a participant in the Small Business Administration’s 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status, or whether, to the knowledge of the Sellers or the Company, the prime contractor under which the Company is performing any Government Contract as a subcontractor has taken credit based on the Company’s small business status, the Company’s status as a participant in the Small Business Administration’s 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status.  Attached to Schedule 3.18(a)(i) of the Company Disclosure Schedule is the above-listed contract information for each current Government Contract listed in Schedule 3.18(a)(i) of the Company Disclosure Schedule for which the Company is the prime contractor.

(ii)           Schedule 3.18(a)(ii) of the Company Disclosure Schedule lists the Company’s current project charge codes, and with respect to each such charge code, Schedule 3.18(a)(ii) of the Company Disclosure Schedule accurately lists:  (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) the Company’s internal project charge code number for each Government Contract; or if the Company tracks only by task/delivery order, the Company’s internal project charge code number for each task/delivery order; (E) the corresponding project name; (F) the end date; (G) inception to February 28, 2007 funding; (H) inception to February 28, 2007 revenue received; (I) the ceiling value; and (J) payments due as of thirty (30) days or more prior to the date of this Agreement for work previously performed and billed.  Schedule 3.18(a)(ii) of the Company Disclosure Schedule also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii)          Schedule 3.18(a)(iii) of the Company Disclosure Schedule lists all Government Bids, including task order bids under current Government Contracts submitted by the Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Bid, Schedule 3.18(a)(iii) of the Company Disclosure Schedule accurately lists:  (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number; (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders whether such Government Bid is premised on the Company’s small business status, the Company’s status as a participant in the Small Business Administration’s 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status.  The Company has delivered to Purchaser true, correct and complete copies of all Government Contracts and of all Government Bids and provided access to Purchaser to true and correct copies of all documentation related thereto requested by Purchaser.

(b)           Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedule, (i) the Company has not received any written notification of cost, schedule, technical or quality problems that could result in claims against the Company (or successors in interest) by a Governmental or Regulatory Authority, a prime contractor or a higher-tier subcontractor; (ii) to the knowledge of the Company or Sellers, there are no Government Contracts pursuant to which the Company is reasonably likely to experience material cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or successors in interest) by a Governmental or Regulatory Authority, a prime contractor or a higher-tier subcontractor; (iii) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the knowledge of the Company or the Sellers, no reasonable basis exists to protest the Government Contracts; and (v) to the knowledge of the Company or the Sellers, no Person has notified, in writing, the Company that any Governmental or Regulatory Authority intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Bids.

(c)           Except as set forth in Schedule 3.18(c) of the Company Disclosure Schedule:  (i) the Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is or they are a party; (ii) the Company has complied with all applicable statutory and regulatory requirements, including, but not limited to, the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act and the provisions of the Federal Acquisition Regulation (“FAR”), including, but not limited to, provisions governing defective pricing, use of Government property or Government equipment, and certification of cost or pricing data and related cost principles and Cost Accounting Standards; (iii) the representations, certifications and warranties made by the Company with respect to the Government Contracts or Government Bids were accurate in all respects as of their effective date, and the Company has complied with all such certifications in all respects; (iv) no written termination for default, written cure notice, written show cause notice or other similar written notice has been issued and remains unresolved with respect to any Government Contract, and to the knowledge of the Company or the Sellers, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (vi) no money due to the Company pertaining to any Government Contract has been withheld or set-off nor has there been any attempt to withhold or set off any money due under any Government Contract; (vii) to the knowledge of the Company or the Sellers, all invoices and claims (including requests for progress payments and provisional costs payments) submitted by the Company under each Government Contract were accurate and complete in all material respects as of their submission date; and (viii) to the knowledge of the Company or the Sellers, neither the execution, delivery nor performance of this Agreement and the Transaction Documents conflicts with or results in a breach or default under any Government Contract.

(d)           Except as set forth in Schedule 3.18(d) of the Company Disclosure Schedule, with respect to the Government Contracts, no Governmental or Regulatory Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified, in writing, the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification by the Company that reasonably could be expected to have a material adverse effect on the Business or Condition of the Company.

(e)           The Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.  To the knowledge of the Company or the Sellers, there exists no basis for a claim of any liability of the Company by any Governmental or Regulatory Authority as a result of defective cost and pricing data submitted by the Company to any Governmental or Regulatory Authority.  The Company is not a named party in any pending claim and to the knowledge of the Company or the Sellers, there is no basis for the Company to bring a claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f)            Except as set forth in Schedule 3.18(f) of the Company Disclosure Schedule, no Government Contract in effect during the last five (5) years was terminated for default; and (ii) the Company did not receive any written notice terminating, either fully or partially, any Government Contract in effect during such time for convenience.

(g)           Except as set forth in Schedule 3.18(g) of the Company Disclosure Schedule, the Company has not received any written notice of any outstanding claims against the Company relating to the Government Contracts or Government Bids and involving either a Governmental or Regulatory Authority, any prime contractor, or any higher-tier subcontractor.

(h)           Neither the Company, nor any of its Managers or executive officers, has ever been, nor is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded by Law or Order from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs.  No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to the knowledge of the Company or the Sellers, threatened against the Company, or any of its Managers or executive officers.  To the knowledge of the Company or the

Sellers, no circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, or any of its Managers or executive officers.

(i)            No negative determination of responsibility has been issued against the Company with respect to any Government Bid.

(j)            Except for routine reviews initiated not as a result of any allegation of fraud, mismanagement, or abuse (i.e., “desk audits”) as set forth in Schedule 3.18(j) of the Company Disclosure Schedule, the Company has not undergone any audit, inspection, survey, or examination of records by any Governmental or Regulatory Authority relating to any Government Contract.  Since January 1, 2004, the Company has not received written notice that any audit, review, inspection, investigation, survey or examination of records with respect to any Government Contracts performed by the Defense Contract Audit Agency of the United States Government (the “DCAA”) has revealed any fact, occurrence or practice which could reasonably be expected to have a material adverse effect on the Business or Condition of the Company.  Except as set forth in Schedule 3.18(j), the Company has not been required to pay, repay, remit or otherwise refund, directly or indirectly, any amount to any Governmental or Regulatory Authority as a result of any audit, inspection, survey or examination of records by the DCAA, with respect to services of the Company, at any time on or after January 1, 2004.

(k)           Except as set forth in Schedule 3.18(k) of the Company Disclosure Schedule, during the last five (5) years (i)  the Company has not conducted any internal investigation in connection with which the Company has used any legal counsel, auditor, accountant or investigator, and (ii) to the knowledge of the Company or Sellers, the Company has not made any written disclosure to any Governmental or Regulatory Authority or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, or any violation of law or regulation.

(l)            Except as set forth in Schedule 3.18(l), none of the Company, or, to the knowledge of the Company or the Sellers, its Managers or executive officers, have been engaged in or been charged with, or received or been advised in writing of any charge, investigation, claim or assertion of, nor has the Company, nor any of its Managers or executive officers, been subject to any criminal indictment or information, lawsuit, subpoena, civil investigative demand, administrative proceeding, voluntary disclosure, dispute, mediation or arbitration with regard to any violation of any requirement pertaining to a Government Contract or Government Bid, including violations of any statutory or regulatory requirements, including without limitation (i) defective pricing within the meaning of the Truth in Negotiations Act, as amended; (ii) accounting, estimating, inventory, material requirements planning, material management and accounting systems, government property records or purchasing system deficiencies; (iii) mischarging of Direct Costs or Indirect Costs; (iv) delivery to the Government or to a Government prime or subcontractor of material, components, items or services that do not or did not meet specifications or standards therefor, or delivery to the Government or to a Government prime or subcontractor of foreign-made material, components or items where domestic-made material, components or items were required; (v) improperly soliciting, obtaining, attempting to solicit or obtain or making or attempting to make any payment for any non-public proprietary or source selection information; (vi) unallowable costs, including unallowable Direct Costs or Indirect Costs; (vii) improper testing or test reports; (viii) failure to abide by the terms of a Customer Contract, Government Contract or a Government Bid; or (ix) Laws relating to any Customer Contract or Government Contract or Government Bid, including the following: (A) the False Statements Act (18 U.S.C. 1001), (B) the False Claims Act (18 U.S.C. 287), (C) the False Claims Act (31 U.S.C. 3729), (D) the Bribery, Gratuities and Conflicts of Interest Act (18 U.S.C. 201 and 5 U.S.C. 7353), (E) the Anti-Kickback Act (41 U.S.C. 51, 54), (F) the Anti-Kickback Enforcement Act of 1986 (Pub. L. 99-634), (G) the Arms Export Control Act (22 U.S.C. 277 et. seq.), (H) the Foreign Corrupt Practices Act (15 U.S.C. 78 m, 78 dd-1, 78 ff), (I) the Export Administration Act (50 U.S.C. App. 2401 et. seq.), (J) the War and National Defense Act (18 U.S.C. 793), (K) the Racketeer Influenced and Corrupt Organizations Act (18 U.S.C. 1961-68) or of any statute the violation of which would constitute “racketeering activity” within the meaning of such act, (L) the Conspiracy to Defraud the Government Act (18 U.S.C. 371), (M) the Program Fraud Civil Remedies Act (Pub. L. 99-509), (N) the Byrd Amendment, Pub. L. 101-121, § 319, (O) “revolving door” legislation (37 U.S.C. 801, 41 U.S.C. 423, 18 U.S.C. 207, 18 U.S.C. 208, 18 U.S.C. 218, 18 U.S.C. 281, 10 U.S.C. 2397, 10 U.S.C. 2397a, 10 U.S.C. 2397b, 10 U.S.C. 2397), (P) the Defense Production Act (50 U.S.C. App. 2061), (Q) United States anti-boycott laws (the Ribicoff Amendment to the 1976 Tax Reform Act, and the 1979 Export Administration Act), (R) the Defense Industrial Regulation (DoD 5220.22-R) or National Industrial Security Program Operating Manual (DoD 5220.22-M), or any agreement with the Defense Security Service, (S) the FAR any applicable supplements thereto, alternative regulations applicable in lieu thereof, or applicable predecessor regulations, (T) the Service Contract Act of 1965, as amended, (U) Cost Accounting Standards, (V) Treasury Department embargo and sanctions regulations, 31 C.F.R. Part 500 et. seq., (W) the Small Business Act, as amended, (X) Executive Order 11246, as amended, and corresponding Department of Labor regulations, (Y) the Anti-Assignment Act, 41 U.S.C. § 15, (Z) the Davis-Bacon Act, as amended, (AA) the Fair Labor Standards Act, as amended, (BB) the Walsh-Healey Act, as amended or (CC) the Drug-Free Workplace Act, as amended, nor has Company conducted any internal investigation in connection with any such alleged violation on its own or with the assistance of any legal counsel, auditor, accountant or investigator outside Company.

(m)          All indirect and general, administrative and selling/bid and proposal/independent research and development (G&A) expense rates are being billed consistent with DCAA-approved rates or provisional rates.

(n)           The Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(o)           To the knowledge of the Company or the Sellers, there are no existing circumstances that would reasonably be expected to result in a material claim against the Company by a Governmental or Regulatory Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid arising under or relating to any Government Contract or Government Bid.

(p)           All Government Bids listed on Schedule 3.18(a) of the Company Disclosure Schedule were based on assumptions believed by the management of the Company to be reasonable, and the Company reasonably believes all Government Bids listed on Schedule 3.18(a) of the Company Disclosure Schedule are capable of performance by the Company in accordance with the terms and conditions of such Government Bid without a total program loss (calculated in accordance with the Company’s accounting principles consistently applied).

(q)           Except as set forth on Schedule 3.18(q) of the Company Disclosure Schedule, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding Ten Thousand Dollars ($10,000), on an annual basis.  No payment has been made by the Company, or to the knowledge of the Company or the Sellers by a Person acting on the Company’s behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.  The Company is not subject to any “forward pricing” regulations or agreements as contemplated, for example, in Section 9-1200 of the DCAA Contract Audit Manual (2006).

(r)            Except as set forth on Schedule 3.18(r) of the Company Disclosure Schedule, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(s)           Except as set forth on Schedule 3.18(s) of the Company Disclosure Schedule, the Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years 2000 through 2004.

(t)            Except as set forth on Schedule 3.18(t), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of a Government.

(u)           The Company certifies that (i) no written claims exist against the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; (ii) no such claims have been made against the Company in the past five (5) years; (iii) no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a material adverse effect on the Business or Condition of the Company; and (iv)  the Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(v)           Except to the extent prohibited by applicable Law, Schedule 3.18(v) of the Company Disclosure Schedule sets forth all facility security clearances held by the Company.

(w)          The Company maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance with all requirements of all of the Government Contracts.

(x)            Neither the Company nor, to the knowledge of the Company or the Sellers, any of the Company’s Managers and executive officers has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including, but not limited to, the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(y)            Except as set forth on Schedule 3.18(a)(i) of the Company Disclosure Schedule, none of Company’s Government Contracts are premised upon Company’s small business status, the Company’s status as a participant in the Small Business Administration’s 8(a) Business Development program, small disadvantaged business status, veteran owned status, protégé status, or other preferential status, nor did any Governmental or Regulatory Authority rely upon Company’s small business, small disadvantaged business status, veteran owned status, protégé status, or other preferential status in evaluation any of Company’s quotations, bids, or proposals, or in making award of any Government Contract to Company.

(z)            To the knowledge of the Company and the Sellers, currently there is no reasonable basis for any disallowance greater than $5,000 in respect of any Government Contract.

(aa)         To the knowledge of the Company or the Sellers, all Company costs (both Direct Costs and/or Indirect Costs) that have been, prior to Closing Date, charged to any Government Contract shall be allowable in accordance with applicable cost accounting standards.  All costs (both Direct Costs and Indirect Costs) to be charged to Company by Parent any of their respective Affiliates pursuant to any existing subcontract or service agreements shall be allowable in accordance with applicable cost accounting standards.

(bb)         The Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications of work, nor engaged in any other conduct that would create in connection with any Government procurement an organizational conflict of interest as defined in the FAR or other applicable law.

(cc)         Except as set forth on Schedule 3.18(cc), the Company has not obligated itself in writing in a subcontract, consulting agreement, or teaming agreement guaranteeing a minimum percentage of the work on any Government Contract.

3.19         Insurance.  Schedule 3.19 of the Company Disclosure Schedule contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to Purchaser.  In the three (3) year period ending on the Closing Date, neither the Company nor any of the Sellers has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change other than in the ordinary course of business, in the conditions of insurance, any written refusal to issue an insurance policy or non-renewal of a policy.  The insurance coverage provided by the policies set forth in Schedule 3.19 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.  Each policy listed in Schedule 3.19 of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor the Sellers has received any written notice of cancellation or termination in respect of any such policy or is in default thereunder, and neither the Company nor any of the Sellers has any knowledge of:  (i) any default by any other Person thereunder, (ii) any reason or state of facts that is reasonably likely to lead to the cancellation of such policies or (iii) any written threat of termination of, or material premium increase with respect to, any such policies.  The insurance policies listed in Schedule 3.19 of the Company Disclosure Schedule, (i) to the knowledge of the Company or the Sellers, in light of the business, operations and Assets and Properties of the Company, are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound.  Schedule 3.19 of the Company Disclosure Schedule contains a list of all claims in excess of Twenty Thousand Dollars ($20,000) made under any insurance policies covering the Company in the last two (2) years.  Neither the Company nor any of the Sellers has received any written notice that any insurer under any policy listed in Schedule 3.19 of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim listed on Schedule 3.19.

3.20         Affiliate Transactions.

(a)           Except as disclosed in Schedule 3.20(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, Manager, member, Affiliate or Associate of the Company currently in effect, or (B) any Person who, to the knowledge of the Company or the Sellers, is an Associate of any such officer, Manager, member or Affiliate, on the other hand; (ii) the Company does not provide or cause to be provided any Assets and Properties, services or facilities to any such current or former officer, Manager, member, Affiliate or Associate; (iii) no such current or former officer, Manager, member, Affiliate or Associate provides or causes to be provided any Assets and Properties, services or facilities to the Company or its Affiliates; and (iv) the Company or its Affiliates does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, Manager, member, Affiliate or Associate.

(b)           Except as disclosed in Schedule 3.20(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Schedule 3.20(a) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s length basis on competitive terms.

3.21         Employees; Labor Relations.

(a)           The Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company and there are no activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred nor, to the knowledge of the Company or the Sellers, been threatened any strike, slow-down, picketing, work-stoppage or other similar labor activity with respect to any such employees.  The Company is in material compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, and social security contributions.  Except as set forth on Schedule 3.21(a) of the Company Disclosure Schedule, to the knowledge of the Company or the Sellers, there are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company and Persons employed by or providing services to the Company or Actions or Proceedings involving the Company regarding employment-related matters.  The Company has not undergone a “plant closing” or “mass layoff” that would subject it to the requirements of the Worker Adjustment and Retraining Notification Act.

(b)           Except as set forth in Schedule 3.21(b)(i) of the Company Disclosure Schedule, each Person who is an employee of the Company is employed at will.  No employee of the Company is represented by a union in connection with his or her employment with the Company.  Each Person who is an independent contractor of the Company is properly classified as an independent contractor, and each Person who is an employee of the Company is properly classified as an employee, in each case for purposes of all employment-related Laws and all Laws concerning the status of independent contractors.  Schedule 3.21(b)(ii) of the Company Disclosure Schedule sets forth, individually and by category, the name of each Person employed by or providing services to the Company, together with such Person’s position or function, annual base salary or wage, accrued vacation and any incentive, severance or bonus arrangements with respect to such Person.  No person listed on Schedule 3.21(b)(ii)(A) of the Company Disclosure Schedule shall have any continuing employment obligation or other obligation to provide services to any Person other than the Company, including the Sellers or any Affiliate of the Sellers, following the Closing.  To the knowledge of the Company or the Sellers, no current employee of the Company listed on Schedule 3.21(b)(ii)(B) has threatened or announced his or her intention to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement.  The Company is not a party to any agreement for the provision of labor from any outside agency.  To the knowledge of the Company or the Sellers, there have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.

(c)           To the knowledge of the Company or the Sellers, no officer, employee or consultant of the Company is obligated under any Contract to which such Person is a party, or subject to any Order or Law, that materially interferes with the Company’s business as currently conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers or employees in connection with the carrying on of the Company’s business as presently conducted, conflicts with or results in a breach of the terms, conditions or provisions of, constitutes a default under, or triggers a condition precedent to any rights under any Contract under which any of such officers or employees is now bound.

3.22         Environmental Matters.

(a)           To the knowledge of the Company or the Sellers, no Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon).  The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, and does not currently engage in any of the foregoing activities, in violation of any applicable Environmental Law or other Law.

(b)           No Approvals are required to be obtained by the Company under any Environmental Laws.  The Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(c)           No Action or Proceeding is pending, or to the knowledge of the Company or the Sellers, threatened against the Company concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company.  The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any material environmental Liability.

3.23         Accounts Receivable.  The accounts and notes receivable of the Company reflected on the Closing Working Capital Statement (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) are not subject to any valid set-off or counterclaim, (d) subject to compliance with the covenant at Section 5.4, have been collected or are fully collectible before the date that is One Hundred Twenty (120) days after the acceptance of an invoice by the related customer, and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

3.24         Brokers; Third-Party Expenses.  Except as set forth in Schedule 3.24 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by the Company or the Sellers or, to the Company’s or Sellers’ knowledge, made on behalf of the Company or the Sellers.

3.25         Banks and Brokerage Accounts.  Schedule 3.25 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor.

3.26         Warranty Obligations.  Schedule 3.26 of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, indemnification obligations, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company or the Sellers, threatened dispute.  True, correct and complete copies of the Warranty Obligations have been made available to Purchaser prior to the execution of this Agreement.  Except as disclosed in Schedule 3.26 of the Company Disclosure Schedule, there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company other than corporate officers is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations.

3.27         Foreign Corrupt Practices Act.  Neither the Company nor, to the knowledge of the Company or the Sellers, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.28         Financial Projections.  The Sellers and the Company have made available to Purchaser those financial projections attached as Schedule 3.28 hereto, which projections were prepared for internal use only.  The Sellers make no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Sellers represent and warrant that such projections were prepared in good faith and are based on assumptions believed by the Company and the Sellers to be reasonable as of the date(s) thereof.

3.29         Takeover Statutes.  No Takeover Statute is applicable to the Acquisition or the other transactions contemplated hereby.

3.30         Disclosure.  No representation or warranty made by the Sellers contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any of the Transaction Documents (including the Company Financials and the notes thereto), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3A

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally but not jointly, hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, as follows:

3A.1        Ownership of Interests.  Such Seller owns of record and beneficially all of the issued and outstanding Interests disclosed opposite his name on Schedule 2.1(a)(i) of the Company Disclosure Schedule.  Such Interests are, and when delivered by such Seller to Purchaser pursuant to this Agreement will be, free and clear of any and all Liens other than Permitted Liens.

3A.2        Authority Relative to this Agreement.  Each Seller that is not an individual has all requisite right, power and authority and all approvals required to enter into, execute and deliver this Agreement, each of the other Transaction Documents to which it is a party and each and every transaction contemplated hereby and thereby and to perform fully its obligations hereunder and thereunder.  This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by each Seller that is not an individual.  This Agreement and each of the other Transaction Documents to which such Seller is a party, assuming due authorization, execution and delivery of this Agreement and each of the other Transaction Documents by the other parties hereto and thereto, are valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in equity or at law).

3A.3        No Conflicts.  The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party do not, and the performance by such Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not:

(a)           for each Seller that is not an individual, conflict with or result in a violation or breach of any of the terms, conditions or provisions of its organizational documents;

(b)           following the obtaining of the Approvals disclosed in Schedule 3A.3(c) of the Company Disclosure Schedule, conflict with or result in a violation or breach of any Law or Order applicable to such Seller or any of its Assets and Properties; or

(c)           except as disclosed in Schedule 3A.3(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require such Seller to obtain any Approval as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon such Seller’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which any of his, her or its Assets and Properties is bound.

The Approvals listed in Schedule 3A.3(c), copies of which have been delivered to the Purchaser pursuant to Section 2.1(b)(ii), have not been withdrawn, suspended or conditioned.

3A.4        Agreements.  Except as set forth in Schedule 3A.4 of the Company Disclosure Schedule, there are no Contracts not referenced herein or disclosed in a Schedule hereto, to which such Seller is a party relating to the business of the Company or to such Seller’s rights and obligations as a member of the Company.  Except as set forth in Schedule 3A.4 of the Company Disclosure Schedule, such Seller does not own, directly or indirectly, on an individual or joint basis, any ownership interest in, or serve as an officer, director or Manager of, any customer, competitor or supplier of the Company, or any organization which has a Contract with the Company.

3A.5        Legal Proceedings.  Except as set forth in Schedule 3A.5 of the Company Disclosure Schedule:

(a)           there are no Actions or Proceedings pending against such Seller or, to the knowledge of such Seller, threatened against such Seller, in relation to the affairs of the Company, such Seller’s ownership of its Interests or that would materially interfere with such Seller’s ability to consummate the transactions contemplated by the Transaction Documents; and

(b)           to the knowledge of such Seller there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding described in Section 3A.5.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

4.1           Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is a wholly-owned subsidiary of Stanley, Inc.

4.2           Authority Relative to this Agreement. The Purchaser has all requisite right, power and authority and all approvals required to enter into, execute and deliver this Agreement, each of the other Transaction Documents to which it is a party and each and every transaction contemplated hereby and thereby and to perform fully its obligations hereunder and thereunder.  This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by the Purchaser.  This Agreement and each of the other Transaction Documents to which the Purchaser is a party, assuming due authorization, execution and delivery of this Agreement and each of the other Transaction Documents by the parties hereto and thereto, are valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in equity or at law).

4.3           No Conflicts.  The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party does not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Purchaser’s certificate of incorporation or bylaws, in each case, as amended through the Closing;

(b)           following its obtaining of the Approvals disclosed in Schedule 4.3(c), conflict with or result in a violation or breach of any Law or Order applicable to the Purchaser or any of its Assets and Properties; or

(c)           except as disclosed in Schedule 4.3(c), (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Purchaser to obtain any Approval as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Purchaser’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which any of its Assets and Properties is bound.

The Approvals listed in Schedule 4.3(c), copies of which have been delivered to the Sellers’ Representative pursuant to Section 2.1(c)(vi), have not been withdrawn, suspended or conditioned.

4.4           Brokers; Third-Party Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by the Purchaser, or to the Purchaser’s knowledge, made on behalf of the Purchaser.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1           Confidentiality.

(a)           The Sellers acknowledge and agree that they and the Company have had in the past, currently have, and in the future may possibly have, access to (i) certain information of the business of the Company that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of the Company”), and (ii) certain information of Purchaser that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of Purchaser”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed.  Notwithstanding the foregoing, Confidential Information of the Company and Confidential Information of Purchaser does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by the Sellers or any of their Affiliates in violation of this Agreement or (B) which must be disclosed by the Sellers or any of their Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority.  In the event the Sellers or any of their Affiliates are requested or required (including, without limitation, by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company or Confidential Information of Purchaser as described in subpart (B) of the immediately preceding sentence, the Sellers and/or the Company shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy, at Purchaser’s sole expense, and/or waive compliance with the provisions of this Agreement.  Each Seller agrees that, on his behalf and on behalf of his Affiliates, without prior written consent of Purchaser, from and after the Closing Date for a period of two (2) years, none of the Sellers nor any of their Affiliates shall in any manner directly or indirectly disclose to any Person or use any Confidential Information of the Company or Confidential Information of Purchaser for any purpose or reason.

(b)           The Sellers acknowledge that any breach or threatened breach of the provisions of this Section 5.1 will cause irreparable injury to the Purchaser and/or the Company for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, the Purchaser and/or the Company shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, restraining the Sellers from committing such breach or threatened breach.  The right provided under this Section 5.1(b) shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or the Company.

(c)           Each Seller (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (ii) acknowledges that the duration, geographical scope and subject matter of this Section 5.1 are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential information of the Company and the Purchaser, (iii) acknowledges that the Purchaser would not be willing to enter into the Transaction Documents or consummate the transactions contemplated thereby without the benefits contained in this Agreement and (iv) will be able to earn a satisfactory livelihood without violating this Agreement.

5.2           Indemnification by Company of Managers and Officers.  Subject to the limitations in Section 22 of the Operating Agreement, the Purchaser shall cause the Company to indemnify and hold harmless any Person who was a Manager or officer of the Company on or prior to the Closing Date for any liability (including reasonable attorneys’ fees and court costs) incurred by such Person as a result of a third party bringing an action in connection with any liability disclosed to Purchaser on the Company Financials.

5.3           Certain Tax Matters.The following provisions shall (i) govern the allocation of responsibility as between Purchaser and Sellers for certain Tax matters following the Closing Date, and (ii) address certain other matters relating to Taxes:

(a)           Tax Indemnification.  The Sellers, jointly and severally, shall indemnify the Company and Purchaser and hold them harmless from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date; provided however, that the Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and income Tax income) and taken into account in determining any adjustment to the Purchase Price pursuant to Section 2.3.  The Sellers shall pay to (or as directed by) Purchaser any such amounts by no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant tax authority.  Any indemnification claim made under this Section 5.3 shall comply with and be subject the provisions of Section 6.3 and 6.5.

(b)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Responsibility for Filing Tax Returns.  The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed, at Sellers’ expense, all income Tax Returns for the Company that are filed after the Closing Date and relate to any period of time on or prior to the Closing Date.  To the extent necessary to prepare such Tax Returns, Purchaser shall provide access to the Books and Records of the Company to the Sellers’ Representative and any representatives or advisors of the Sellers or the Sellers’ Representative, upon reasonable request of the Sellers’ Representative.  The Sellers’ Representative shall permit Purchaser to review and comment on any income Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Purchaser.  Each Seller shall include any income, gain, loss, deduction or other Tax items of the Company on his Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to each Seller.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns other than income Tax Returns for the Company that are filed after the Closing Date.  Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers.

(d)           Cooperation on Tax Matters.

(i)            Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing Date and any audit, litigation or other Action or Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and the Sellers agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental or Regulatory Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Purchaser or the Sellers, as the case may be, shall allow the other party to take possession of such Books and Records.

(ii)           Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iii)          Purchaser and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Internal Revenue Code, and all Treasury Department Regulations promulgated thereunder.

(e)           Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing and, after the Closing, the Company shall not be bound thereby or have any Liability thereunder.

(f)            Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be shared equally by Sellers, on the one hand, and Purchaser, on the other hand, when due, and Sellers and Purchaser shall cooperate to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of Purchaser and the Sellers will, and will cause its or their Affiliates to, join in the execution of any such Tax Returns and other documentation.  Any expenses incurred by Purchaser in connection with filing the Tax Returns or other documentation shall be shared equally by Purchaser and the Sellers’ Representative.

5.4           Accounts Receivable.   With respect to those accounts receivable of the Company used in determining Working Capital pursuant to Section 2.3, Purchaser shall cause the Company from and after the Closing to continue to use collection activity efforts consistent with the Company’s past practices, and shall promptly remit to the Sellers’ Representative, for the benefit of the Sellers, or shall cause the Company promptly to remit to the Sellers’ Representative, for the benefit of the Sellers, any amount of such accounts receivable that (i) is not collected within One Hundred Twenty (120) days after the invoice date thereof and are counted or credited against the Escrow Amount in accordance with Sections 3.23 and 6.2(a)(i) and (ii) is ultimately received after the date hereof by the Company or Purchaser.

5.5           Satisfaction of UAR Payments.  Within ten (10) Business Days following the Closing, Purchaser agrees to cause the Company payroll account to release to each holder of a UAR his, her or its allocable portion (as set forth in Schedule 2.1(c)(iv)) an aggregate payment amount of $1,627,050.00 (subject to applicable Tax withholding) in full payment, satisfaction and termination of all outstanding UARs; provided, however, that Purchaser shall not direct the release of such payment until (i) such UAR holder has delivered to the Purchaser an executed notice of exercise and release, in form and substance satisfactory to Purchaser, (ii) the Purchaser has delivered a copy thereof to the Sellers’ Representative.  Promptly following the release of each such payment, the Purchaser shall deliver to the Sellers’ Representative evidence that each such payment has been made to each holder of a UAR.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; INDEMNIFICATION

6.1           Survival of Representations, Warranties, Covenants and Agreements.  Except for the representations and warranties at Sections 3.2, 3.10, 3.13, 3.18, 3.27, 3A.1, 3A.2 and 4.2 (which shall survive and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any Transaction Document shall survive and continue until the first anniversary of the Closing Date.  No Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.  The covenants and agreements set forth in this Agreement shall survive and continue until the applicable statute of limitations has expired unless a different term is expressly provided for herein.

6.2           Indemnification.

(a)               The Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) for any and all Liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other reasonable costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”), arising out of or resulting from:

(i)            any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company or the Sellers contained in this Agreement or in any of the other Transactions Documents to which any Seller is a party, including the Company Disclosure Schedule (but not including the representations and warranties of the Sellers in Article 3A hereof or those portions of the Company Disclosure Schedule relating thereto); or

(ii)           the failure of any portion of the Indebtedness of the Company or the Legal and Investment Banking Fees to be paid at or prior to the Closing, or the failure of any Transaction Expenses to have been included in determining Working Capital for purposes of Section 2.3 hereof.

Notwithstanding the joint and several obligations of the Sellers pursuant to this Section 6.2(a), in no event shall any Seller be obligated pursuant to this Section 6.2(a) to indemnify the Purchaser Indemnified Parties in an aggregate amount that exceeds such Seller’s portion of the Purchase Price as set forth on Schedule 2.1(c)(v).

(b)           Each Seller, severally but not jointly, shall indemnify and hold harmless the Purchaser Indemnified Parties for any and all Losses arising out of or resulting from:

(i) any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of such Seller in Article 3A hereof, including those portions of the Company Disclosure Schedule relating thereto; or

(ii) any breach of any covenant or agreement made by such Seller in this Agreement or any of the other Transaction Documents to which such Seller is a party.

(c)           The Purchaser shall indemnify and hold harmless the Sellers and their Affiliates, agents, successors, heirs and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) for any and all Losses arising out of or resulting from:

(i)            any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of Purchaser contained in this Agreement or any of the other Transaction Documents to which the Purchaser is a party; or

(ii)           any breach of any covenant or agreement made by Purchaser in this Agreement or in any of the other Transaction Documents to which the Purchaser is a party.

(d)           Notwithstanding anything to the contrary contained in this Agreement, (i) except with respect to claims based on fraud, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 6.2(a)(i), Section 6.2(b)(i) or Section 6.2(c)(i) that may be recovered from the Sellers or Purchaser, as the case may be (each, an “Indemnifying Party”), shall not exceed Ten Million Dollars ($10,000,000) (the “Maximum Indemnity”); provided, however, that the limitations set forth in this Section 6.2(d) shall not apply to indemnification claims arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty contained in Sections 3.2, 3.10, 3A.1, 3A.2 or 4.2; and with respect to any claim based on fraud or any indemnification claim arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty contained in Sections 3.2, 3.10, 3A.1, 3A.2 or 4.2, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers or Purchaser, as the case may be, shall not exceed the Purchase Price.

(e)           Notwithstanding anything to the contrary contained in this Agreement, no obligation of any Indemnifying Party with respect to any indemnifiable Loss otherwise payable by such Indemnifying Party under Section 6.2(a)(i), Section 6.2(b)(i) or Section 6.2(c)(i), as the case may be, shall be payable until such time as all indemnifiable Losses payable by such Indemnifying Party shall exceed Two Hundred Twenty-Five Thousand Dollars ($225,000), at which time such Indemnifying Party shall be liable in full for all Losses it is required to indemnify (including such $225,000 amount), subject to Section 6.2(d); provided, however, that the limitations set forth in this Section 6.2(e) shall not apply to claims based on fraud, or indemnification claims arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty contained in Sections 3.2, 3.10, 3.13, 3.23, 3A.1, 3A.2 or 4.2.

6.3           Indemnification Procedures.

(a)               The obligations and Liabilities of an Indemnifying Party under this Article 6 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 6 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 6.3.  If any Person entitled to indemnification pursuant to Section 6.2(a), Section 6.2(b) or Section 6.2(c) (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article 6 except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b)               The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of such notice from the Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed, withheld or conditioned.

6.4           Further Limitations on Remedies.  No Indemnifying Party shall be liable to any Indemnified Party for indirect, special, incidental, consequential or punitive damages claimed by an Indemnified Party resulting from the Indemnifying Party’s breach of its obligations, agreements, representations or warranties hereunder; provided that nothing under this Section 6.4 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third Party Claims.

6.5           Adjustment to Purchase Price.  All indemnification payments paid pursuant to this Article 6 shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for Tax purposes.

6.6           Sole Remedy.   The Escrow Amount shall be the sole recourse available to Purchaser Indemnified Parties for any claims under this Article 6 until such Escrow Amount has been completely expended or until the Escrow Release Date, whichever is earlier.  Further, the remedies provided in this Article 6 shall constitute the exclusive remedies of the parties hereto at law for any breach of a representation, warranty or covenant contained in this Agreement or any other Transaction Document and the parties hereto waive any other remedy which they or any other person entitled to be indemnified pursuant to this Article 6 may have at law with respect to any breach of any such representation, warranty or covenant.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Purchaser to:

Stanley, Inc.

3101 Wilson Boulevard

Suite 700

Arlington, Virginia  22201

Facsimile No.: (703) 683-0039

Attn:  Scott D. Chaplin, Esq.

with a copy (which shall not constitute notice) to:

Venable LLP

8010 Towers Crescent Drive

Suite 300

Vienna, Virginia  22182

Facsimile No.:  (703) 821-8949

Attn:  Joseph C. Schmelter, Esq.

If to the Company to:

Techrizon, LLC

111 SW C Avenue

Lawton, OK  73501

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

2020 K Street, NW

Washington, D.C.  20006

Facsimile No.:  (202) 373-6001

Attn:  John J. Klusaritz, Esq.

If to the Sellers or to the Sellers’ Representative to:

David S. Aldrich, as Sellers’ Representative

PO Box 450

The Plains, VA 20198

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

2020 K Street, NW

Washington, D.C.  20006

Facsimile No.:  (202) 373-6001

Attn:  John J. Klusaritz, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 7.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 7.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

7.2           Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically that certain letter agreement dated February 22, 2007, by and among the Company, Bill W. Burgess, Jr., David S. Aldrich, Brad Burgess and Purchaser).

7.3           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the Purchaser, the Company and the Sellers’ Representative.

7.4           Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing Date, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.

7.5           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

7.6           Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 6.

7.7           No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that the prior written consent of the Sellers shall not be required for any collateral assignment of the Purchaser’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time.  The Sellers hereby agree to execute and deliver such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

7.8           Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.9           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.10         Governing Law.  This Agreement, any other Transaction Documents and any other closing documents shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles or rules regarding conflicts of laws.

7.11         Submission to Jurisdiction.  Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.11, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.12         Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto, but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

7.13         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.14         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Nothing in Article 6 shall be construed or interpreted to limit this Section 7.14.

7.15         Sellers’ Representative.  Following the Closing, the Sellers’ Representative shall serve as the exclusive agent of the Sellers for all purposes of this Agreement and the transactions contemplated hereby; provided, however, that any action taken by Sellers’ Representative must be taken with the approval of two of the three individuals acting jointly as Sellers’ Representative (pursuant to the introductory paragraph of this Agreement) to bind the Sellers.  Without limiting the generality of the foregoing, the Sellers’ Representative shall be authorized (a) to execute all certificates, documents and agreements on behalf of and in the name of any of the Sellers necessary to effectuate the transactions contemplated hereby, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement.  The Sellers’ Representative also shall be exclusively authorized to take all actions on behalf of the Sellers in connection with any claims made under this Agreement or in respect of the transactions contemplated hereby, to bring, prosecute, defend or settle such claims, and to make and receive payments in respect of such claims on behalf of the Sellers, and no Seller shall take any such action without the Sellers’ Representative’s prior written approval.  The Sellers’ Representative shall not be liable to any of the Sellers for any action taken by him pursuant to this Agreement unless he has acted in bad faith or with gross negligence or willful misconduct, and the Sellers shall jointly and severally indemnify him from any Losses arising out of or relating to him serving as agent hereunder.  The Sellers’ Representative is serving in the capacity as exclusive agent of the Sellers hereunder solely for purposes of administrative convenience.

7.16         Publicity. No party shall issue a press release or make any other public announcement concerning the transaction contemplated by the Transaction Documents without the prior written consent of the Purchaser and the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent required by Law or the applicable rules of any stock exchange on which Purchaser lists securities; provided that, to the extent any such disclosure is required by Law, the party intending to make such release shall use its commercially reasonable efforts consistent with Law to consult with the other party with respect to the text thereof.

7.17         Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, Purchaser, the Sellers and the Sellers’ Representative have caused this Agreement to be executed as of the date first written above.

PURCHASER:
OKLAHOMA ACQUISITION CORP.

By:	/s/ Christopher J. Torti
Name: Christopher J. Torti
Title: Treasurer

SELLERS:

/s/ Bill W. Burgess, Jr.
BILL W. BURGESS, JR.

ALDRICH T OK OWNERSHIP CORP.

By:	/s/ David S. Aldrich
Name: David S. Aldrich
Title: President

/s/ Brad Burgess
BRAD BURGESS

/s/ Brent Smith
BRENT SMITH

/s/ C. Todd Bridges
C. TODD BRIDGES

FERRARA T OK OWNERSHIP CORP.

By:	/s/ Thomas J. Ferrara
Name: Thomas J. Ferrara
Title: President

/s/ George I. Bridges, III
GEORGE I. BRIDGES, III

/s/ James Arrington Smith
JAMES ARRINGTON SMITH

/s/ M. Monty Hightower
M. MONTY HIGHTOWER, P.C.

MEEK T OK OWNERSHIP CORP.

By:	/s/ Gary L. Meek
Name: Gary L. Meek
Title: President

/s/ Robert A. Smith
ROBERT A. SMITH

SAPENTER T OK OWNERSHIP CORP.

By:	/s/ Michael D. Sapenter
Name: Michael D. Sapenter
Title: President

SMITH T OK OWNERSHIP CORP.

By:	/s/ Gary W. Smith
Name: Gary W. Smith
Title: President

STEVE BROX INVESTMENTS, LLC

By:	/s/ Steven J. Brox
Name: Steven J. Brox
Title: President

STRICKLIN T OK OWNERSHIP CORP.

By:	/s/ Toney Stricklin
Name: Toney Stricklin
Title: President

/s/ Terry Bell
TERRY BELL

THE BRIDGES FAMILY TRUST

By:	/s/ George I. Bridges, Jr.
Name: George I. Bridges, Jr.
Title: Trustee

WESTERN VENTURE PARTNERSHIP

By:	/s/ John R. Braught
Name: John R. Braught
Title: Managing Partner

SELLERS’ REPRESENTATIVE:

/s/ David S. Aldrich
DAVID S. ALDRICH

/s/ Bill W. Burgess, Jr.
BILL W. BURGESS, JR.

/s/ Thomas J. Ferrara
THOMAS J. FERRARA